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EXHIBIT 99.1 -- Press release

For Immediate Release
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Saddle Brook, NJ., November 1, 2004 -- Peoples Educational Holdings, Inc. (OTC
Bulletin Board: PEDH.OB) today announced that the Company's stock is now listed on the OTC Bulletin Board.

"This is an excellent first step as we continue to achieve our strategic objectives and build the future of Peoples Educational Holdings," commented Brian T. Beckwith, President and Chief Executive Officer. "This OTC Bulletin Board listing is a reflection of our goal to improve the visibility of Peoples Educational Holdings, Inc. in the investment community and to continue to build shareholder value. We believe our continued commitment to these efforts will eventually position the Company for a future listing on a major stock exchange."

Concurrent with this listing, Feltl and Company, Securities Brokerage was approved to publish quotes on Peoples Educational Holdings, Inc.

About Peoples Educational Holdings, Inc.
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Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation and Prescriptive Assessment materials targeted to
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state-specific standardized tests
College Preparation materials for academically rigorous high school programs
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Instruction products are customized standards-based materials for the
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supplemental K-12 market


The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


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